NEWS RELEASE

For further information, contact:
Greg Ehlinger,Chief Financial Officer 812.376.1935
Conference call 1:00 p.m. EDT, 12:00 CDT May 25, 2001 888.867.5803
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May 24, 2001 For immediate release

IRWIN FINANCIAL CORPORATION ANNOUNCES DELAY IN FILING OF ITS FIRST QUARTER FORM 10-Q

(Columbus, IN) Irwin Financial Corporation (NASDAQ-NMS: IRWN) today announced that it has delayed the filing of its first quarter report on Form 10-Q while it is reviewing its revenue recognition policy in accordance with SFAS 125 for the periods from the second quarter of 1999 through the first quarter of 2001. The review is not yet complete. The effect of the review, if any, will be to determine if revenue should have been recognized earlier than reported. The Corporation has historically delayed revenue recognition until all contingencies were resolved for certain loans sold in its securitization programs. The effect of the review is not expected to have a material impact on the business or operations of the Corporation.

If it is determined that revenue should be recognized earlier than reported, management expects the cumulative effect over the entire period being reviewed to be immaterial but financial results may change from quarter to quarter. The bulk of the cumulative increase, if any, would come from revisions to the results for the first quarter of 2001, where the Corporation previously announced net income of $11.1 million or $0.49 per share on April 19, 2001. Absent this potential first quarter adjustment, the Corporation would recognize these additional revenues in the second quarter of 2001 when all contingencies are resolved. Therefore, the Corporation believes this revision would have no material effect on cumulative revenues and earnings for the first half of 2001. Revisions to 1999 and 2000, if necessary, may accelerate revenue recognition from 2000 to 1999, without material cumulative effect for the period of the two calendar years taken together. It would also change quarterly earnings within both years.

Irwin Financial Chairman Will Miller said, "The fundamental economic performance of the Corporation during this period is unchanged by these potential revenue revisions." Irwin Financial President John Nash added, "These are timing changes and, as such, we believe these adjustments, if necessary, would not materially affect consolidated or subsidiary cumulative net income, cash flows, or regulatory capital ratios through the second quarter of 2001. In addition, we do not expect the potential revenue revisions to affect investors in our asset-backed bonds, or the credit performance or valuation assumptions underlying our home equity residual interests."

Consequences of Delayed 10Q Filing

The Corporation has been informed by the Nasdaq Stock Market (Nasdaq) that, due to the delay in the 10Q filing with the SEC, the Corporation's ticker symbols will be modified on May 25 to include an "E" to indicate to investors that there is a delay in the SEC Form 10Q filing. In addition, the company is subject to delisting for failure to comply with the technical requirements of Nasdaq Marketplace Rule 4310(c)14. The Corporation has requested and has been granted a hearing on June 13 before the Nasdaq Listing Qualifications Panel in accordance with the Nasdaq Marketplace Rule 4800 Series to avoid the Corporation's securities being delisted. According to Nasdaq, this hearing request has stayed the delisting of the Corporation's securities pending the Panel's decision.

Irwin Financial Corporation (www.irwinfinancial.com) is an interrelated group of specialized financial services companies. The Corporation, through its five major subsidiaries -- Irwin Home Equity Corporation, Irwin Mortgage Corporation, Irwin Union Bank and Trust Company, Irwin Business Finance, and Irwin Ventures -- provides a broad range of consumer and commercial financial services in selected markets in North America.

This press release contains forward-looking statements that are based on management's expectations, estimates, projections and assumptions. These statements and estimates include but are not limited to projections of expected financial results, but are not guarantees of future performance and involve uncertainties that are difficult to predict. Words such as "believes," "will likely", "anticipates," "expects" and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of future financial results. Actual future results may differ materially from what is projected due to a variety of factors. As previously reported in the Corporation's 8-K filing with the Securities and Exchange Commission of May 8, 2001, Irwin Financial changed external auditors to Deloitte and Touche, LLP (Deloitte), effective May 8, 2001.